Exhibit 99.1

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2015

ANDOVER, MA -- (Marketwired - July 28, 2015) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter and six months ended June 30, 2015. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the second quarter ended June 30, 2015 increased to $56,119,000, compared to $53,361,000 for the corresponding period a year ago, but decreased from $64,017,000 for the first quarter of 2015. Second quarter bookings decreased to $48,096,000 from $57,579,000 for the corresponding period a year ago, and decreased from $59,541,000 for the first quarter of 2015.

Gross margin increased to $26,510,000 for the second quarter of 2015, compared to $22,662,000 for the corresponding period a year ago, but decreased from $28,891,000 for the first quarter of 2015. Gross margin, as a percentage of revenue, increased to 47.2% for the second quarter of 2015, compared to 42.5% for the second quarter of 2014, and increased from 45.1% for the first quarter of 2015.

Net income for the second quarter was $805,000, or $0.02 per diluted share, compared to a net loss of ($4,835,000), or ($0.13) per share, for the corresponding period a year ago and net income of $3,371,000, or $0.09 per diluted share, for the first quarter of 2015.

Revenues for the six months ended June 30, 2015, increased by 12.7% to $120,136,000 from $106,594,000 for the corresponding period a year ago. Net income for the six month period was $4,176,000, or $0.11 per diluted share, compared to a net loss of ($10,213,000), or ($0.26) per share, for the corresponding period a year ago.

Cash provided by operating activities totaled $7,206,000 for the second quarter of 2015 compared to $2,259,000 for the corresponding period a year ago. Cash and cash equivalents increased by $5,826,000 to approximately $65,148,000 at the end of the second quarter of 2015 from $59,322,000 at the end of the first quarter of 2015.

Total backlog at the end of the second quarter of 2015 was $41,616,000, compared to $49,838,000 at the end of the first quarter, and $54,249,000 at the end of 2014.

Commenting on recent results, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, "Vicor's second quarter performance reflects the circumstances described during our February and April earnings calls as the pull-in of shipments from Q2 into Q1 of our Gen 3 VTM/PRM solution for data center servers and a delayed transition from the current voltage regulation standard, VR 12.5, to Intel's next generation standard, VR 13.0, have caused a temporary reduction in revenues and bookings. We are prepared to ship our next generation solution meeting VR 13.0 requirements, but await definiteness as to the exact timing of the expected ramp for data center servers due to ship in robust volumes in 2016."

"Despite near-term disappointment in our revenue levels and bottom line, I continue to see escalating interest in Vicor power components and system products. We are achieving design wins in numerous applications across targeted market segments, which I am confident will expand our revenue, while diversifying our customer base. We will be rolling out exciting new products through the second half of the year at a pace similar to that achieved for the first half, with high performance SiP (System in Package), ChiP (Converter housed in Package™) solutions for motherboard applications and VIA (Vicor Integrated Adapter™) front-end systems. I am pleased Vicor was profitable and generated cash for the second quarter, despite short-term challenges. I also am pleased the organization is focused on our long-term objective of redefining the market for high performance, cost effective modular power solutions."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 28, 2015 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 80327273. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 12, 2015. The replay dial-in number is 888-286-8010 and the Passcode is 31503478. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2014, under Part I, Item I - "Business," under Part I, Item 1A - "Risk Factors," under Part I, Item 3 - "Legal Proceedings," and under Part II, Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                      QUARTER ENDED       SIX MONTHS ENDED
                                       (Unaudited)          (Unaudited)

                                  ---------  ---------  --------- ---------
                                   JUNE 30,   JUNE 30,   JUNE 30,  JUNE 30,
                                     2015       2014       2015      2014
                                  ---------  ---------  --------- ---------

Net revenues                      $  56,119  $  53,361  $ 120,136 $ 106,594
Cost of revenues                     29,609     30,699     64,735    61,140
                                  ---------  ---------  --------- ---------
  Gross margin                       26,510     22,662     55,401    45,454

Operating expenses:
  Sales & administration             15,086     17,033     29,948    35,013
  Research & development             10,631     10,643     21,050    20,894
                                  ---------  ---------  --------- ---------
    Total operating expenses         25,717     27,676     50,998    55,907
                                  ---------  ---------  --------- ---------

Income (loss) from operations           793     (5,014)     4,403   (10,453)

Other income (loss), net                 39         82         10       112
                                  ---------  ---------  --------- ---------

Income (loss) before income taxes       832     (4,932)     4,413   (10,341)

Provision for income taxes               61          -        200        17
                                  ---------  ---------  --------- ---------

Consolidated net income (loss)          771     (4,932)     4,213   (10,358)

Less: Net income (loss)
 attributable to noncontrolling
 interest                               (34)       (97)        37      (145)
                                  ---------  ---------  --------- ---------

Net Income (loss) attributable to
 Vicor Corporation                $     805  $  (4,835) $   4,176 $ (10,213)
                                  =========  =========  ========= =========

Net income (loss) per share
 attributable to Vicor
 Corporation:
  Basic                           $    0.02  $   (0.13) $    0.11 $   (0.26)
  Diluted                         $    0.02  $   (0.13) $    0.11 $   (0.26)

Shares outstanding:
  Basic                              38,750     38,542     38,719    38,541
  Diluted                            39,293     38,542     39,221    38,541

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  JUNE 30,       DEC 31,
                                                    2015           2014
                                                (Unaudited)    (Unaudited)
                                               -------------  -------------
Assets

Current assets:
    Cash and cash equivalents                  $      65,148  $      55,187
    Short-term investments                                 -            270
    Accounts receivable, net                          27,069         28,431
    Inventories, net                                  25,462         26,328
    Deferred tax assets                                  106            107
    Other current assets                               3,346          3,155
                                               -------------  -------------
      Total current assets                           121,131        113,478

Long-term investments                                  2,955          3,002
Property and equipment, net                           36,031         37,387
Other assets                                           1,670          1,675
                                               -------------  -------------

                                               $     161,787  $     155,542
                                               =============  =============

Liabilities and Equity

Current liabilities:
    Accounts payable                           $       9,397  $       7,932
    Accrued compensation and benefits                  9,040          8,663
    Accrued expenses                                   2,240          3,178
    Accrued severance charges                            742          1,904
    Income taxes payable                                   8             41
    Deferred revenue                                   2,185          1,439
                                               -------------  -------------
      Total current liabilities                       23,612         23,157

Long-term deferred revenue                               537            637
Long-term income taxes payable                           869            867
Deferred income taxes                                    329            329

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                    174,150        172,412
    Retained earnings                                 98,934         94,758
    Accumulated other comprehensive loss                (529)          (471)
    Treasury stock                                  (138,927)      (138,927)
                                               -------------  -------------
      Total Vicor Corporation stockholders'
       equity                                        133,628        127,772
  Noncontrolling interest                              2,812          2,780
                                               -------------  -------------
    Total equity                                     136,440        130,552
                                               -------------  -------------

                                               $     161,787  $     155,542
                                               =============  =============

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com